Exhibit 99.1

SORL Auto Parts Announces Third Quarter Record High
Sales in 2018

ZHEJIANG, China, November 14, 2018 -- SORL Auto Parts, Inc. (NASDAQ: SORL) ("SORL" or the "Company"), a leading manufacturer and distributor of automotive brake systems as well as other key safety-related auto parts in China, announced today its unaudited financial results for the third quarter and nine-month periods ended September 30, 2018.

Third Quarter 2018 Financial Highlights

•	Net sales increased by 7.2% to a third quarter record high of $108.6 million compared to $101.3 million in the third quarter of 2017;

•	Gross margin for the third quarter of 2018 was 24.3%;

•	Income from operations was $6.6 million;

•	Net loss attributable to stockholders was $5.6 million and basic and diluted loss per share were $0.29 in the third quarter of 2018;

•	Excluding the impact of US tax reform, net income attributable to stockholders for the third quarter of 2018 would have been $5.4 million, or $0.28 per basic and diluted share, compared with net income attributable to stockholders of $8.6 million, or $0.44 per basic and diluted share, in the third quarter of 2017;

•	Cash and cash equivalents at September 30, 2018 were $17.6 million with working capital of $88.6 million.

Mr. Xiaoping Zhang, SORL's Chairman and Chief Executive Officer, stated, “Our advanced products maintained our market share in a softer economic growth environment among OEMs in China. However, the growing pool of vehicles beyond their warranty periods and our marketing efforts have continued to create opportunities for increased sales and further market penetration. As the largest aftermarket brake components provider in China, we believe that our increased sales and marketing campaigns enable us to significantly gain market share in the aftermarket segment and increasingly widen the distance over our major competitors while many of our small competitors are encountering a credit crunch and facing possibly discontinuing operations. International sales have also risen due to greater acceptance of our advanced braking products and our expanded geographic marketing. We hope that the trade talk between the U.S. and China will come to an amicable resolution, as America is an important growth market for us. Our high-quality braking products are already being used in many vehicles in America and customer feedback has been positive.”

Third Quarter 2018 Financial Performance

Net sales for the third quarter of 2018 were $108.6 million, the highest sales for any third quarter in the Company’s history, compared with $101.3 million in the third quarter of 2017. Revenues from the Company's domestic OEM customers of $50.3 million were approximately even with net sales in the third quarter of 2017. Sales from China's domestic aftermarket increased 15.7% year-over-year to $36.4 million from $31.5 million in the third quarter of 2017.  The expiration of OEM warranties from prior years’ new vehicle sales in China drove the Company’s aftermarket business. Revenues from international markets rose 13.1% to $21.8 million from $19.3 million in the third quarter of 2017, mainly due to the Company’s growing global customer base.

SORL’s commercial vehicle brake sales increased 4.4% year-over-year to $89.0 million and represented 82.0% of total sales in the third quarter of 2018. The sales of passenger vehicle brake systems increased by 22.5% year-over-year, to $19.6 million, which accounted for 18.0% of the total sales for the third quarter of 2018.

Gross profit for the third quarter of 2018 was $26.3 million compared with $27.3 million for the third quarter of 2017. Gross margin for the third quarter of 2018 was 24.3%, compared with a gross margin of 26.9% in the same quarter of 2017. The decrease in gross margin was primarily due to higher raw material costs and price promotions designed to increase market share during the third quarter of 2018.

Operating expenses increased by 41.9% to $22.7 million in the third quarter of 2018, from $16.0 million in the third quarter of 2017. As a percentage of revenue, operating expenses were 20.9% in the third quarter of 2018, compared with 15.8% in the third quarter of 2017. The increase in operating expenses was due to higher selling and distribution, general and administrative, and research and development expenses.

•	Selling and distribution expenses rose to $13.2 million from $8.3 million in the same quarter of 2017. As a percentage of revenue, selling and distribution expenses were 12.1% compared with 8.2% of quarterly revenues in the same quarter of 2017. The increase in selling and distribution expenses was primarily the result of higher freight and packaging expenses as unit volume rose during the third quarter of 2018.

•	General and administrative ("G&A") expenses for the third quarter of 2018 were $5.1 million, or 4.7% of revenue, compared with $4.8 million, or 4.7% in the third quarter of 2017.

•	Research and development ("R&D") expenses were $4.5 million in the third quarter of 2018 compared with $2.9 million in the third quarter of 2017. As a percentage of revenue, R&D was
4.1% in the third quarter of 2018, compared with 2.9% of revenue in the third quarter of 2017. The Company continues to develop new, higher-margin, electronically controlled products, and upgrade the performance and quality of the Company's traditional brake products, to capture greater market share.

Interest expenses were $3.3 million in the third quarter of 2018 compared to $0.8 million in the third quarter of 2017. Increased interest expenses were mainly due to a higher average interest rate and a higher average amount of loans outstanding during the third quarter of 2018.

Income before provision for income taxes was $7.1 million for the third quarter of 2018 as compared with $11.2 million for the third quarter of 2017. The decrease in income before taxes was primarily due to lower gross profit and higher operating expenses. Pretax income margin was 6.5% in the third quarter of 2018, compared with 11.1% in the third quarter of 2017.

The provision for income taxes was $12.1 million in the third quarter of 2018 compared with $1.6 million, in the third quarter of 2017. The significantly higher taxes in the third quarter of 2018 compared with the third quarter in 2017, were mainly due to one-time accrued taxes of $11.0 million associated with the U.S. tax reform related to the planned dividend distribution from China (PRC) subsidiaries in order to fulfill the payment of one-time accrued taxes.

Net loss attributable to stockholders for the third quarter of 2018 was $5.6 million, or $0.29 per basic and diluted share, compared with net income attributable to stockholders $8.6 million, or $0.44 per basic and diluted share, in the third quarter of 2017.

Excluding the impact of the one-time accrued taxes related to U.S. tax reform, net income attributable to stockholders for the third quarter of 2018 would have been $5.4 million, or $0.28 per basic and diluted share, compared with net income attributable to stockholders of $8.6 million or $0.44 per basic and diluted share in the third quarter of 2017.

Nine-Month 2018 Financial Performance

Net sales for the first nine months of 2018 increased 28.8% year-over-year to $344.8 million from $267.6 million for the first nine months of 2017. Revenues from the Company's China OEM customers increased by 16.2% to $164.7 million from $141.8 million in the same period in 2017. Revenues from China's domestic aftermarket increased 62.3% to $117.3 million from $72.3 million in the first nine months of 2017. Revenues from international markets increased 17.2% to $62.7 million from $53.5 million in the first nine months of 2017.

SORL’s commercial vehicle brake sales increased 23.5% year-over-year to $276.6 million and represented 80.2% of total sales in the first nine months of 2018. The sales of passenger vehicle brake systems increased by 56.3% year-over-year, to $68.2 million, which accounted for 19.8% of the total sales for the first nine months of 2018.

Gross profit for the first nine months of 2018 increased 24.8% to $91.0 million from $72.9 million in the same period in 2017. Gross margin for the first nine months of 2018 decreased to 26.4% from 27.2% for the first nine months of 2017. The Company’s gross margin declined due to higher raw material costs and increased sales promotions to increase its market share in both OEM and aftermarket segments.

Operating income for the first nine months of 2018 was $30.4 million with an operating margin of 8.8%.

Net income attributable to stockholders for the first nine months of 2018 was $9.4 million, or $0.49 per basic and diluted share, compared with $21.4 million, or $1.11 per basic and diluted share, in the same period in 2017.

Excluding the impact of U.S. tax reform, net income attributable to stockholders for the first nine months of 2018 would have been $20.4 million, or $1.06 per basic and diluted share, compared with net income attributable to stockholders of $21.4 million or $1.11 per basic and diluted share in the same period in 2017.

Balance Sheet

As of September 30, 2018, the Company’s cash and cash equivalents increased to $17.6 million from $4.2 million at December 31, 2017. Total stockholders' equity was $172.4 million at September 30, 2018. The Company had working capital of $85.0 million at September 30, 2018 with the current ratio of 1.2:1.

Cash-flow provided by operating activities for the first nine months of 2018 was $81.2 million.

Business Outlook

Management has reiterated its fiscal year 2018 guidance for net sales of approximately $450 million and revised net income attributable to common stockholders to approximately $16 million. Excluding the impact of U.S. tax reform, the net income attributable to common stockholders would have been expected to reach approximately $27 million. These targets are based on the Company's current views on the operating and market conditions, which are subject to change.

Conference Call

Management will host a conference call on Wednesday, November 14, 2018, at 7:00 P.M. EST/ 8:00 A.M. Beijing Time on November 15, 2018 to discuss its 2018 third quarter results. Listeners may access the call by dialing U.S. toll free number +1-877-407-0778 and +1-201-689-8565 for international callers, and Mainland China toll free +86 400-120-2840. A live web cast of the conference call will also be available at http://www.sorl.cn.

A replay of the call will be available shortly after the conference call through 7:00 A.M. EST on December 14, 2018, or 8:00 A.M. Beijing Time on December 15, 2018. The replay dial-in numbers are: U.S. toll free number +1-877-481-4010 or the international number +1-919-882-2331; using Conference ID “40905” to access the replay.

About SORL Auto Parts, Inc.

As a global tier one supplier of brake and control systems to the commercial vehicle industry, SORL Auto Parts, Inc. is the market leader for commercial vehicles brake systems, such as trucks and buses in China. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 65 categories with over 2000 specifications in brake systems and others. The Company has four authorized international sales centers in UAE, India, the United States and Europe. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of forward-looking terminology such as "expects," "anticipates," "believes," "targets," "goals," "projects," "intends," "plans," "seeks," "estimates," "may," "will," "should" or similar expressions. For example, when the Company describes the evaluation of the preliminary non-binding proposal letter, it is using forward-looking statements. These forward-looking statements may also include statements about the Company's proposed discussions related to its business or growth strategy, which are subject to change. Such information is based upon expectations of the Company's management that were reasonable when made, but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond the Company's control and upon assumptions with respect to future business decisions, which are subject to change. The Company does not undertake to update the forward-looking statements contained in this press release. These risks and uncertainties may include, but are not limited to general political, economic and business conditions which may impact the demand for commercial vehicles or passenger vehicles in China and the other significant markets where the Company's products are sold, uncertainty regarding such political, economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible recessions, natural disasters, the political stability of China and the impact of any of those events on demand for commercial or passenger vehicles, changes in consumer confidence, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier's inability to fulfill the Company's orders, cost of labor and raw materials, the loss of or curtailed sales to significant customers, the Company's dependence on key employees and officers, the ability to secure and protect trademarks, patents and other intellectual property rights, potential effects of competition in the Company's business, the dependency of the Company upon the normal operation of its sole manufacturing facility, potential effect of the economic and currency instability in China and countries to which the Company sold its products, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business in China or other countries including, without limitation, foreign trade policies, import duties, tariffs, quotas, political and economic stability, and the other factors discussed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. For additional information regarding known material factors that could cause the Company's results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Phyllis Huang
+86-151-6770-5972
+86-577-6581-7721
phyllis@sorl.com.cn

Kevin Theiss

Investor Relations

Awaken Advisors

212-521-4050
kevin.theiss@awakenlab.com

-tables follow –

SORL Auto Parts, Inc. and Subsidiaries

Consolidated Balance Sheets

September 30, 2018 and December 31, 2017

	September 30, 2018		December 31, 2017
		(Unaudited)
Assets
Current Assets
Cash and cash equivalents	US$	17,609,594	US$	4,221,940
Accounts receivable, net, including $1,506,254 and $1,297,734 from related party at September 30, 2018 and December 31, 2017, respectively		163,749,395		134,384,961
Bank acceptance notes from customers		101,136,391		116,040,688
Inventories		159,123,470		114,300,564
Prepayments, current, including $3,094,333 and $999,527 to related parties at September 30, 2018 and December 31, 2017, respectively		31,442,128		8,826,004
Restricted cash, current		19,062,778		376,236
Advances to related parties		49,372,965		72,318,224
Other current assets, net		14,455,642		5,555,568
Total Current Assets		555,952,363		456,024,185

Property, plant and equipment, net		86,949,053		79,828,006
Land use rights, net		21,245,899		14,912,134
Intangible assets, net		309,947		3,341
Deposits on loan agreements		10,175,602		10,712,865
Prepayments, non-current		18,474,842		16,594,987
Restricted cash, non-current		3,488,778		-
Deferred tax assets		3,549,947		4,240,424
Total Non-current Assets		144,194,068		126,291,757
Total Assets	US$	700,146,431	US$	582,315,942

Liabilities and Equity
Current Liabilities
Accounts payable and bank acceptance notes to vendors, including $22,782,059 and $15,896,804 due to related parties at September 30, 2018 and December 31, 2017, respectively	US$	211,456,843	US$	118,051,633
Deposits received from customers		63,615,939		43,087,473
Short term bank loans		143,991,909		125,380,899
Current portion of long term loans		22,147,109		24,266,031
Income tax payable, current		3,250,996		3,249,727
Accrued expenses		18,604,139		25,154,658
Due to related party		4,481,484		1,572,963
Deferred income		605,691		1,020,273
Other current liabilities		2,705,103		2,857,130
Total Current Liabilities		470,859,213		344,640,787

Long term loans, less current portion and net of unamortized debt issuance costs		19,318,534		37,383,224
Income tax payable – noncurrent		9,259,307		-
Total Non-current Liabilities		28,577,841		37,383,224
Total Liabilities		499,437,054		382,024,011

Equity
Preferred stock - no par value; 1,000,000 authorized; none issued and outstanding as of September 30, 2018 and December 31, 2017		-		-
Common stock - $0.002 par value; 50,000,000 authorized, 19,304,921 issued and outstanding as of September 30, 2018 and December 31, 2017		38,609		38,609
Additional paid-in capital		(28,582,654)		(28,582,654)
Reserves		19,615,826		17,562,357
Accumulated other comprehensive income		5,754,883		15,903,188
Retained earnings		175,602,568		168,244,329
Total SORL Auto Parts, Inc. Stockholders' Equity		172,429,232		173,165,829
Noncontrolling Interest In Subsidiaries		28,280,145		27,126,102
Total Equity		200,709,377		200,291,931
Total Liabilities and Equity	US$	700,146,431	US$	582,315,942

SORL Auto Parts, Inc. and Subsidiaries

Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

For the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017

Sales	US$	108,584,331	US$	101,329,628	US$	344,815,965	US$	267,589,953
Include: sales to related parties		9,333,959		7,401,464		22,997,540		13,479,162
Cost of sales		82,249,456		74,027,933		253,851,334		194,703,290
Gross profit		26,334,875		27,301,695		90,964,631		72,886,663

Expenses:
Selling and distribution expenses		13,160,875		8,283,704		37,154,745		22,877,889
General and administrative expenses		5,051,684		4,761,787		17,519,873		13,517,222
Research and development expenses		4,478,298		2,941,243		13,400,656		7,477,902
Total operating expenses		22,690,857		15,986,734		68,075,274		43,873,013

Other operating income, net		2,959,269		473,610		7,535,820		1,185,958

Income from operations		6,603,287		11,788,571		30,425,177		30,199,608

Interest income		547,455		16,150		2,847,299		38,175
Government grants		2,239,250		1,006,033		2,982,775		1,119,337
Other income		229,520		47,262		432,213		47,976
Interest expenses		(3,331,554)		(804,499)		(10,214,681)		(1,827,835)
Exchange differences		906,538		(684,047)		1,396,460		(1,193,897)
Other expenses		(55,835)		(202,735)		(1,200,920)		(343,024)

Income before income taxes provision		7,138,661		11,166,735		26,668,323		28,040,340

Provision for income taxes		12,130,789		1,627,721		14,974,982		4,225,404

Net income (loss)	US$	(4,992,128)	US$	9,539,014	US$	11,693,341	US$	23,814,936

Net income attributable to noncontrolling interest in subsidiaries		613,086		953,901		2,281,633		2,381,493

Net income (loss) attributable to common stockholders	US$	(5,605,214)	US$	8,585,113	US$	9,411,708	US$	21,433,443

Comprehensive income (loss):

Net income (loss)	US$	(4,992,128)	US$	9,539,014	US$	11,693,341	US$	23,814,936
Foreign currency translation adjustments		(8,307,355)		3,856,038		(11,275,895)		7,990,990

Comprehensive income (loss)		(13,299,483)		13,395,052		417,446		31,805,926
Comprehensive income (loss) attributable to noncontrolling interest in subsidiaries		(217,650)		1,339,505		1,154,043		3,180,592
Comprehensive income (loss) attributable to common stockholders	US$	(13,081,833)	US$	12,055,547	US$	(736,597)	US$	28,625,334

Weighted average common share - basic		19,304,921		19,304,921		19,304,921		19,304,921

Weighted average common share - diluted		19,304,921		19,304,921		19,304,921		19,304,921

EPS - basic	US$	(0.29)	US$	0.44	US$	0.49	US$	1.11

EPS - diluted	US$	(0.29)	US$	0.44	US$	0.49	US$	1.11

SORL Auto Parts, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

	Nine Months Ended September 30,
	2018		2017
Cash Flows From Operating Activities
Net income	US$	11,693,341	US$	23,814,936
Adjustments to reconcile net income to net cash provided by operating activities:

Allowance for doubtful accounts		179,744		759,854
Depreciation and amortization		8,926,695		6,623,082
Amortization of debt issuance costs		966,547		42,583
Gain on disposal of fixed assets		(73,809)		-
Deferred income tax		520,741		-
Changes in assets and liabilities:
Account receivable		(38,780,246)		(19,276,498)
Bank acceptance notes from customers		68,016,837		2,056,320
Other currents assets		(9,983,968)		(2,317,124)
Inventories		(52,611,953)		(13,792,530)
Prepayments		(19,823,567)		(1,312,081)
Accounts payable and bank acceptance notes to vendors		86,724,938		1,347,005
Income tax payable		7,432,808		909,912
Deposits received from customers		24,058,536		16,516,529
Deferred income		(382,627)		-
Other current liabilities and accrued expenses		(5,671,820)		(371,575)
Net Cash Flows Provided By Operating Activities		81,192,197		15,000,413

Cash Flows From Investing Activities
Acquisition of property, equipment, and land use rights		(40,142,267)		(36,882,570)
Deposit for acquisition of land use rights		-		(2,982,537)
Acquisition of intangible assets		(367,931)		-
Advances to related parties		(214,800,362)		(8,919,241)
Repayments of advances to related parties		222,337,244		-
Net Cash Flows Used In Investing Activities		(32,973,316)		(48,784,348)

Cash Flows From Financing Activities
Proceeds from short term bank loans		353,441,949		84,149,040
Repayments of short term bank loans		(325,651,416)		(36,149,680)
Proceeds from related parties		311,692,664		93,191,843
Repayments to related parties		(328,624,110)		(113,071,629)
Repayments of long term loans		(18,957,775)		-
Net Cash Flows Provided By (Used In) Financing Activities		(8,098,688)		28,119,574

Effects on changes in foreign exchange rate		(4,557,219)		484,733

Net change in cash, cash equivalents, and restricted cash		35,562,974		(5,179,628)

Cash, cash equivalents, and restricted cash - beginning of the period		4,598,176		13,533,776

Cash, cash equivalents, and restricted cash - end of the period	US$	40,161,150	US$	8,354,148

Supplemental Cash Flow Disclosures:
Interest paid	US$	7,849,753	US$	1,255,540
Income taxes paid	US$	5,157,755	US$	3,272,909

Non-cash Investing and Financing Transactions
Repayments to related party in the form of bank acceptance notes	US$	5,846,083	US$	-
Loans from related parties in the form of bank acceptance notes	US$	33,721,267	US$	23,515,527
Repayments from related party in the form of bank acceptance notes	US$	26,771,056	US$	-

Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets
Cash and cash equivalents	US$	17,609,594	US$	7,653,174
Restricted cash, current		19,062,778		700,974
Restricted cash, non-current		3,488,778		-
Total cash, cash equivalents, and restricted cash	US$	40,161,150	US$	8,354,148